UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

2/28/2005

Northrop Grumman Corporation

(Exact name of registrant as specified in its charter)

DE	1-16411	95-4840775
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1840 Century Park East Los Angeles, CA	90067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

(310) 553-6262

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 28, 2005, the Compensation and Management Development Committee of the Board of Directors of the Company took the actions described below with regard to the compensation of the Company’s Named Executive Officers, with the exception of the Chairman, Chief Executive Officer and President and on March 2, 2005 the Independent Members of the Board of Directors took the actions described below with regard to the Chairman, Chief Executive Officer and President.

(a). Authorized base salary adjustments effective March 5, 2005 for the Named Executive Officers as of December 31, 2004 as follows:

Name	Position	New Base Salary
Ronald D. Sugar	Chairman, Chief Executive Officer and President	$1,365,000
Robert P. Iorizzo	Corporate Vice President and President, Electronic Systems	$600,000
Donald C. Winter	Corporate Vice President and President, Mission Systems	$550,000
W. Burks Terry	Corporate Vice President and General Counsel	$550,000

(b). Approved the 2005 goals under the 2002 Incentive Compensation Plan (the “2002 Plan”). Under the 2002 Plan, participants earn cash bonus compensation based upon their individual performance and achievement of specific performance measures. Each participant’s target award is based on a percentage of base salary. The financial measures for the 2002 Plan for executive officers are based on a comprehensive performance based value creation metric focused on year over year growth (weighted at 60% of the annual target) and a net debt reduction goal (weighted at 20% of the annual target). The remaining 20% is based on supplemental goals, which are sector specific, and focus on priorities within the organization for this year. Target percentages for the Named Executive Officers are: CEO – 100%; each of the other Named Executives – 50%.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northrop Grumman Corporation

Date:	March 4, 2005

		By:	/s/ John H. Mullan
Corporate Vice President and Secretary